Exhibit 2.2

STOCK PURCHASE AGREEMENT

DATED AS OF

August 21, 2007

AMONG

BONDS.COM HOLDINGS, INC.,

AND

HANOVER CAPITAL PARTNERS 2, LTD.

and with respect to Article IV hereof,

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

Relating to the purchase and sale of all of the capital stock of

PEDESTAL CAPITAL MARKETS, INC.

STOCK PURCHASE AGREEMENT dated as of August 21, 2007 (the "Agreement"), among **BONDS.COM HOLDINGS, INC.**, a Delaware corporation ("Purchaser"), Hanover Capital Partners 2, Ltd. (the "Stockholder") and with respect to Article IV, hereof, Hanover Capital Mortgage Holdings, Inc.(the "Parent").

WHEREAS, the Stockholder is the record and beneficial owner of all of the issued and outstanding shares of common stock, $0.01 par value (the "Company Stock") of **PEDESTAL CAPITAL MARKETS, INC**, a Delaware corporation (the "Company");

WHEREAS, the Stockholder desires to sell the Company Stock to Purchaser, and Purchaser desires to purchase the Company Stock from the Stockholder, upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Stockholder agrees as of the date hereof (the "Execution Date") to sell to the Purchaser at the Closing, all of the Company Stock in exchange for the Purchase Price (as defined below).

1.2 Deposit. The Purchaser has already delivered a deposit of $20,000 (the "Deposit") which is currently being held by Broker Dealer Marketing, Inc. ("BD Marketing").

ARTICLE 2

CLOSING

2.1 Closing. The closing of the acquisition (the "Closing") will take place on the date (the "Closing Date") which is one business (a day on which the New York Stock Exchange is open for trading) following the receipt of the FINRA Approval (as defined below). The Closing shall take place at the offices of Rele & Becker, LLC, 1375 Broadway, New York, New York 10018 ("R&B"), unless another place is agreed to in writing by the parties. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the City and State of New York.

2.2 Payment. The Purchase Prices shall be equal to the sum of: (i) $50,000 less the Deposit plus (ii) existing regulatory capital of the Company (which shall equal the sum of the cash balances in the Company's Bank of America Checking Account, Northeast Securities

Money Market Account and the Company's CRD Account as of the time of the Closing (net of any liabilities or charges toward such amount) (the "Closing Date Regulatory Capital Balance"). The Purchase Price shall be paid by Purchaser to the Stockholder by wire transfer on the Closing Date pursuant to the wire instructions provided by Stockholder. Upon request of the Stockholder, the Purchaser shall wire such portion of the Purchase Price as requested by Stockholder to the Broker (as defined below) pursuant to the wire instructions provided by the Broker.

2.3 Purchase of Common Stock. The Company Stock to be purchased by Purchaser at the Closing shall consist solely of the Company's Common Stock, and at such time there shall be no other outstanding options, warrants, or any other securities exercisable or convertible into equity of the Company.

2.4 Transactions to be Effected at the Closing.

At the Closing:

(a) The Stockholder will deliver to Purchaser a certificate or certificates representing all of the Stockholder's Company Stock, together with stock powers duly endorsed in blank for transfer of such Company Stock to Purchaser or an Affidavit of Loss of the original stock certificate along with an indemnification provision reasonably acceptable to Purchaser, and the Stockholder shall deliver all other documents required of the Stockholder pursuant to the Agreement;

(b) At the closing Purchaser will deliver to the Stockholder the Purchase Price in accordance with the Section 2.2 above, and deliver all other documents required of Purchaser pursuant to this Agreement;

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company and Stockholder. The Stockholder represents and warrants to Purchaser that, except as disclosed in the disclosure schedule dated as of the Execution Date and delivered by the Company to Purchaser simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate) (the "Company Disclosure Schedule"):

(a) **Organization; Good Standing; Qualification and Power**. The Company (i) is a corporation duly organized, validly existing and in good standing in the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement and any Related Agreements (as defined herein) to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 3.1(a) of the Company Disclosure Schedule and in all other jurisdictions in which the failure to be so qualified and in good standing could reasonably be expected to have a Company Material Adverse Effect (as defined herein). The Company has delivered to Purchaser true and complete copies of the Charter and the amended and restated bylaws of the

Company, in each case as amended to the Closing Date. As used herein, "Charter" shall mean, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and any amendments thereto, as the same may have been restated, and any amendments thereto (including any articles or certificates of merger or consolidation, certificate of correction or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement. As used herein, "Company Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), assets, properties, operations, results of operations, prospects, affairs or Liabilities (as defined in Section 3.1(f) herein) of the Company.

(b) **Equity Investments**. The Company has never had, nor does it currently have, any Subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity nor are there any options, warrants, rights, calls, commitments or agreements of any character to which the Company or a Subsidiary is a party, or by which the Company or a Subsidiary is bound, calling for the issuance to the Company or a Subsidiary of shares of capital stock or other equity interests of a third party or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock, or other arrangement to acquire, at any time or under any circumstance, capital stock of any third party or any such other securities. As used herein, "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, Purchaser or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(c) **Capital Stock; Securities**. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares are outstanding. The Company has not issued or reserved any options or other securities convertible or otherwise issuable for capital stock of the Company. All outstanding shares of Company Stock are validly issued and outstanding, fully paid and non-assessable and not subject to preemptive rights. There are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of Company Stock to which the Company is a party or by which it is bound, or, to the best knowledge of the Company or the Stockholder, among or between any persons other than the Company. Other than the shares of Common Stock held by the Stockholder, there are no other outstanding shares of capital or options, warrants, rights, calls, convertible debt instruments, commitments or agreements of any character to which the Company is a party, or by which the Company is bound, calling for the issuance of shares of capital stock or other equity securities of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock or other equity securities, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any such other securities.

(d) **Authority; No Consents**. The execution, delivery and performance by the Company of this Agreement and any Related Agreements to which it is a party and the

consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company; and this Agreement and the Related Agreements to which the Company is a party have been duly and validly executed and delivered by the Company, and this Agreement and the Related Agreements to which it is a party are the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regardless of whether such enforceability is considered a proceeding in law or equity. Neither the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof or thereof will (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance (as defined in Section 3.1(i) herein) on or against any assets, rights or property of the Company under any term, condition or provision of (x) any instrument or agreement to which the Company is a party, or by which the Company or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority (as defined in Section 3.1(m) herein) applicable to the Company or any of its properties, assets or rights or (z) the Company's Charter. Other than the FINRA approval (as defined herein), no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, except for such consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not have a Company Material Adverse Effect on the Company or materially impair the ability of the Company and its stockholders to consummate the transactions contemplated by this Agreement.

(e) **Financial Information**. (i) The Company has previously delivered to Purchaser the following financial statements (collectively, the "Company Financial Statements"):

(1) the unaudited consolidated and consolidating balance sheets of the Company as of the Closing Date (the "Company Interim Balance Sheet" and the date thereof being the "Company Interim Balance Sheet Date") and the related consolidated and consolidating statements of income, cash flow and stockholders' equity for the period then ending on the Closing Date and beginning on January 1, 2007, prepared by the Company (the "Company Interim Financial Statements"); and

(2) the audited balance sheets of the Company as at December 31, 2006 (the "Company Audited Balance Sheet"; and the date thereof being the "Company Audited Balance Sheet Date"), and the related audited consolidated and consolidating statements of income, cash flow and stockholders' equity for the year then ended (including complete footnotes thereto).

(i) The Company Financial Statements (A) are true and complete, (B) are in accordance with the books and records of the Company, (C) fairly present the financial

condition of the Company as at the respective dates indicated and the results of operations of the Company for the respective periods indicated and (D) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as indicated therein and, except for the absence of complete footnote disclosure as required by GAAP and subject, in the case of the Company Interim Financial Statements, to changes, if applicable, resulting from normal year-end audit adjustments, which adjustments shall not in any event result in a material adverse change to any item of revenue or expense.

(f) **Absence of Undisclosed Liabilities**. The Company has no liabilities or obligations of any nature (whether known or unknown, matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise ("Liability")) and there is no existing fact, condition or circumstance which could reasonably be expected to result in such Liabilities, except Liabilities (i) disclosed on Section 3.1(f) of the Company Disclosure Schedule or (ii) set forth on the Company Interim Balance Sheet. There were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March, 1975 ("FAS No. 5")) which were not adequately provided for on the Company Audited Balance Sheet and the Company Interim Balance Sheet, respectively, as required by FAS No. 5.

(g) **Absence of Changes**. Since the Company Audited Balance Sheet Date, the Company has been operated in the ordinary course, consistent with past practice, and there has not been:

(i) any adverse change in the businesses, conditions (financial or otherwise), assets, properties, operations, results of operations, prospects, affairs or Liabilities (a "Material Adverse Change") of the Company;

(ii) any damage, destruction or loss, whether or not covered by insurance, having or which could be reasonably likely to have a Company Material Adverse Effect;

(iii) any Liability created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by the Company, other than the license, sale or transfer of the Company's products to customers in the ordinary course of business consistent with past practice;

(iv) any payment, discharge or satisfaction of any Encumbrance or Liability by the Company or any cancellation by the Company of any debts or claims or any amendment, termination or waiver of any rights of material value to the Company;

(v) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company;

(vi) any stock split, reverse stock split, combination, reclassification or recapitalization of any Company Stock, or any issuance of any other security in respect of or in exchange for, any shares of Company Stock;

(vii) any issuance by the Company of any shares of its capital stock or any debt security or securities, rights, options or warrants convertible into or exercisable or exchangeable for any shares of its capital stock or debt security (other than Company Options or shares of Company Stock issued upon exercise of Company Options in accordance with the present terms thereof);

(viii) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any Intellectual Property Rights) of the Company, other than licenses, sales and transfers of the Company's products in the ordinary course of business consistent with past practice;

(ix) any termination of, or written indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between the Company and any other person;

(x) any material write-down or write-up of the value of any asset of the Company, or any material write-off of any accounts receivable or notes receivable of the Company or any portion thereof;

(xi) any increase in or modification of compensation payable or to become payable to (A) any director or officer of the Company or (B) any employee of the Company, or the entering into of any employment contract with any officer or employee;

(xii) any increase in or modification or acceleration of any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any director, officer, employee, consultant or agent of the Company;

(xiii) the making of any loan, advance or capital contribution to or investment in any person or entity or the engagement in any transaction with any employee, officer, director or securityholder of the Company, other than advances to employees in the ordinary course of business for travel and similar business expenses;

(xiv) any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted;

(xv) any change in the manner in which the Company extends discounts or credit to customers or otherwise deals with customers;

(xvi) any termination of employment of any officer or employee of the Company or any expression of intention by any officer or employee of the Company to resign from such office or employment with the Company;

(xvii) any amendments or changes in the Company's Charter or by-laws;

(xviii) any labor dispute or any union organizing campaign;

(xix) the commencement of any litigation or other action by or against the Company; or

(xx) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Company to take any of the actions specified in items (i) through (xix) above.

(h) **Tax Matters**. The Company and each other corporation (if any) included in any consolidated or combined tax return in which the Company has been included (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state, local and foreign Tax (as defined herein) returns and Tax reports required to be filed by them through the Closing Date (the "Company Returns") with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due; (ii) have timely paid and shall timely pay all Taxes of the Company (or such other corporation) required to have been paid by the Company (or such other corporation) on or before the Closing Date and (iii) currently are not the beneficiary of an extension of time within which to file any Tax return or Tax report. All such Company Returns so filed were and to be filed will be correct and complete at the time of filing. All Taxes of the Company attributable to all periods up to and including the date of the Company Interim Balance Sheet Date, to the extent not required to have been previously paid, have been adequately provided for on the Company Interim Balance Sheet and the Company will not accrue a Tax liability from the date of the Company Interim Balance Sheet up to and including the Closing Date, other than a Tax liability accrued in the ordinary course of business. The Company has not been notified by the Internal Revenue Service or any state, local or foreign taxing authority that any issues have been raised (and are currently pending) in connection with any Company Return, and no waivers of statutes of limitations have been given with respect to the Company that are still in effect. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by any other taxing authorities of any Company Return have been fully paid or are adequately provided for on the Company Interim Balance Sheet and the Company has received no notification that any proposed additional Taxes have been asserted. The Company has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code, (ii) is not a "personal holding company" within the meaning of Section 542 of the Code nor (iii) has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not agreed to, and is not required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company will not incur a Tax liability resulting from the Company ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns. The Company does not own an interest in a passive foreign investment company (as defined in Section 1297 of the Code) and there are no current or accumulated earnings and profits as determined under federal tax laws with respect to any subsidiary that is treated as a foreign corporation under the Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

The Company has not incurred any liability for Taxes, including income taxes, during 2007.

(i) **Title to Assets, Properties and Rights and Related Matters**. The Company has good and marketable title to all assets, properties and interests in properties, real, personal or mixed, reflected, respectively, on the Company Audited Balance Sheet and/or the Company Interim Balance Sheet or acquired after the Company Audited Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Company Audited Balance Sheet Date, or Company Interim Balance Sheet Date, as the case may be, in the ordinary course of business and accounts receivable and notes receivable paid in full subsequent to the Company Audited Balance Sheet Date, or Company Interim Balance Sheet Date, as the case may be), or not so reflected therein but used or useful in the conduct or operation of the Company's business, free and clear of all Encumbrances, of any kind or character, except for (i) those Encumbrances set forth in Section 3.1(i) of the Company Disclosure Schedule, (ii) liens for current taxes not yet due and payable and (iii) statutory mechanics and materialmen's liens. The assets, properties and interests in properties of the Company are in good operating condition and repair in all material respects (ordinary wear and tear excepted). The assets, properties and interests in properties of the Company to be owned, leased or licensed by the Company at the Closing shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all rights, leases, licenses and other agreements necessary to enable the Company to carry on the business of the Company as presently conducted by the Company or as proposed to be conducted. As used herein, the term "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

(j) **Real Property-Owned or Leased**. The Company does not currently own, nor has it or any of its predecessors ever owned, any real property. The Company does not currently lease any real property.

(k) **Agreements, Etc.** Section 3.1(k) of the Company Disclosure Schedule sets forth a true and complete list of all material written or oral contracts, understandings,

commitments, agreements, licenses, leases and/or other agreements or instruments to which the Company is a party.

(l) **No Defaults**. The Company has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default under (i) its Charter or by-laws or (ii) any material agreement, lease, contract, commitment, instrument or obligation to which the Company is a party or by which any of its properties, assets or rights are or may be bound or affected, and, to the Company's Knowledge, there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by the Company under any of the foregoing.

(m) **Litigation, Etc.** There are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, "Actions") pending, or threatened against the Company, nor , to the Company's Knowledge, is there any basis therefor, whether at law or in equity, or before or by any Federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality or the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers (the "NASD")) ("FINRA") or similar securities self regulating organizations (each, a "Governmental Authority"), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Company or (iii) disputes with customers or vendors. There are no Actions pending or, to the best knowledge of the Company or the Stockholder, threatened, nor, to the Company's Knowledge ,is there any basis therefor, with respect to (A) the current employment by, or association with, the Company, or future employment by, or association with, Purchaser, of any of the present officers or employees of or consultants to the Company (collectively, the "Designated Persons") or (B) the use, in connection with any business presently conducted or proposed to be conducted by the Company, of any information, techniques or processes presently utilized or proposed to be utilized by the Company, Purchaser or any of the Designated Persons, that the Company, Purchaser, or any of the Designated Persons are or would be prohibited from using as the result of a violation or breach of, or conflict with any agreements or arrangements between any Designated Person and any other person, or any legal considerations applicable to unfair competition, trade secrets or confidential or proprietary information. All references herein to FINRA shall be deemed to include its predecessor, the NASD.

(n) **Accounts and Notes Payable**. There are no accounts payable or notes payable by the Company to third parties as of the date of the Closing.

(o) **Compliance; Governmental Authorizations**. The Company has complied and is presently in compliance in all material respects with all Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it (including those of the FINRA) or its business (including, without limitation, laws, ordinances, regulations and orders applicable to labor, employment and employment practices, terms and conditions of employment and wages and hours). The Company has all FINRA, Federal, state, local and foreign governmental authorizations, consents, approvals, licenses and permits necessary in the conduct of its business as presently conducted or as proposed to be conducted pursuant to and following the acquisition contemplated by this Agreement, such authorizations, consents, approvals, licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and

no proceeding is pending or, to the best knowledge of the Company or the Stockholder, threatened to revoke or limit any thereof. Section 3.1(o) of the Company Disclosure Schedule contains a true and complete list of all such governmental licenses, authorizations, consents, approvals, permits, orders, decrees and other compliance agreements under which the Company is operating or bound, the Company is not in default or alleged to be in default under any thereof and the Company has furnished to Purchaser true and complete copies thereof. None of such authorizations, consents, approvals, licenses and permits shall be affected in any material respect by the transactions contemplated hereby.

(p) **Employees; ERISA**. The Company does not currently have any employees. The Company does not have any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company and any employee, but excluding workers' compensation, unemployment compensation, other government-mandated programs and the Company's salary and wage arrangements) currently or previously maintained, contributed to or entered into by the Company or any ERISA Affiliate thereof for the benefit of any Employee or former Employee (the "Employee Plans").

(q) **Insurance**. Section 3.1(q) of the Company Disclosure Schedule contains a list of all policies of liability, theft, fidelity, fire, product liability, errors and omissions, workmen's compensation, indemnification of directors and officers and other similar forms of insurance held by the Company (specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) and a history of all claims made by the Company thereunder and the status thereof. All such policies of insurance are in full force and effect and all premiums with respect thereto are currently paid and, to the best knowledge of the Company or the Stockholder, no basis exists for termination of any thereof on the part of the insurer.

(r) **Bank Accounts; Powers of Attorney**. Section 3.1(r) of the Company Disclosure Schedule sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company and a summary of the terms thereof.

(s) **Brokers**. Neither the Company, nor any of the officers, directors, securityholders, employees or agents of the Company, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than BD Marketing. Stockholder shall pay all fees owed to BD Marketing as a result of this transaction.

(t) **Related Transactions**. No current or former director, officer or securityholder of the Company that is an affiliate of the Company or any associate (as defined in the rules promulgated under the Exchange Act of 1934, as amended) thereof, is now or in the past been a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of

real or personal property from, or borrowing money from, or otherwise requiring payments to, any such director, officer or affiliated stockholder of the Company or associate thereof).

(u) **Minute Books**. After diligently searching the Stockholder's and the Company's records and files, the Stockholder has been unable to locate any corporate minutes nor the by-laws of the Company. To the Company and Stockholder's knowledge there are no minutes or resolutions which would conflict with the provisions contained in this Agreement.

(v) **Business Generally**. There have been no events or transactions, or information which has come to the attention of the Company or any officer, or director or key employee thereof ("Key Employee") that could reasonably be expected to have a Company Material Adverse Effect, and the Company is not obligated under any contract or agreement or subject to any Charter or other corporate restriction which could have a Company Material Adverse Effect.

(w) **Board Approval**. The Board of Directors of the Company has unanimously (i) approved this Agreement and each of the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, (ii) determined that the purchase of Company Stock by Purchaser is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders of the Company and (iii) recommended that the stockholders of the Company approve the purchase of Company Stock by Purchaser in accordance with the Delaware General Corporation Law ("Delaware Statute").

(x) **Vote Required**. The affirmative vote of at least a majority of the outstanding shares of Common Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

(y) **Information Supplied**. None of the information supplied by the Company or any Stockholder for inclusion or incorporation by reference in any materials provided to the stockholders of the Company, in accordance with the Certificate of Incorporation and the amended and restated bylaws of the Company, the Delaware Statute and any other Federal or State laws relating to the Merger contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Such materials complied as to form in all material respects with the provisions of all applicable laws, rules and regulations of all Governmental Authorities.

(z) **Broker Dealer**. As of the Closing Date, the Company is authorized by the FINRA to offer the following services: (i) broker selling corporate debt securities, (ii) U.S. government securities broker, (iii) broker selling interests in mortgages or other receivables, (iv) operate an Alternative Trading System which will be multi-dealer, real time trading system for mortgage backed securities, whole loans, collateralized mortgage obligations, asset back securities and fixed income securities. As of the Closing Date, each of the individuals set forth on **Exhibit B** are "registered representatives" in the states and jurisdictions set forth opposite their respective names and (xvii) the Company is registered as broker dealer in each of the states and jurisdictions set forth on **Exhibit C**.

(aa) **Focus Reports**. The Stockholder and/or Company has provided the Purchaser with complete copies of all FOCUS Reports filed with FINRA within the last twelve months. All such FOCUS Reports are true, correct and complete in all material respects.

(bb) **Special Requests for Information**. For the past twenty-four months, the Company has not received any special or other requests for information from any Governmental Authority, including FINRA or the Securities Exchange Commission.

(cc) **Disclosure**. Neither Section 3.1 of this Agreement (including the Company Disclosure Schedule) nor any document, written information, statement, financial statement, certificate or exhibit furnished or to be furnished to Purchaser by or on behalf of the Company or any securityholder of the Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements or facts contained herein and therein not misleading in light of the circumstances under which they were made. All information and documentation requested by the Purchaser of the Company in connection with the Purchaser's due diligence investigation of the Company has been furnished to the Purchaser.

(dd) **Knowledge Definition**. As used in this Article 3, the term "knowledge" and like phrases shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent business person (including the officers, directors, and employees of the Company and the Stockholder and Parent) could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any officer, director, or Key Employee of the Company shall be imputed to be the knowledge of the Company and the Stockholder.

3.2 Several Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Purchaser and the Company as follows:

(a) **Title; Absence of Certain Agreements**. The Stockholder is the lawful and record and beneficial owner of, and has good and marketable title to 1,000 shares of Common Stock, representing the entire outstanding capital stock of the Company, with the full power and authority to vote such Company Stock and transfer and otherwise dispose of such Company Stock, and any and all rights and benefits incident to the ownership thereof free and clear of all Encumbrances, and there are no agreements or understandings between the Stockholder and any other person with respect to the voting, sale or other disposition of Company Stock or any other matter relating to Company Stock. Upon transfer of such shares of Company Stock to Buyer in accordance with the terms herein, Buyer will receive valid title to such shares, free and clear of all Encumbrances.

(b) **Organization, Good Standing and Power**. The Stockholder is duly organized or formed and validly existing under the laws of the jurisdiction of its incorporation or formation and has the corporate or other organizational power and authority under such laws to enter into this Agreement and the Related Agreements to which the Stockholder is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c) **Authority - General**. The Stockholder has full and absolute power and authority to enter into this Agreement and, if applicable, each related agreement, if any, being executed and delivered by the Stockholder simultaneously herewith and this Agreement and each such related agreement to which such Stockholder is a party, and has been duly authorized by all requisite action on the part of such Stockholder; and this Agreement and each such related agreement to which such Stockholder is a party has been duly executed and delivered by such Stockholder, and is the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Neither the execution, delivery and performance of this Agreement and any related agreement to which such Stockholder is a party, nor the consummation of the transactions contemplated hereby or thereby nor compliance by such Stockholder with any of the provisions hereof or thereof will (i) (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance upon or against any assets, rights or property of the Company (or against any Company Stock), under any term, condition or provision of (x) any agreement or instrument to which the Stockholder is a party, or by which the Stockholder or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Stockholder or any of its properties, assets or rights or (z) the Stockholder's Charter or by-laws or similar instruments of organization, as amended and/or restated through the Closing Date, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Related Agreement to which the Stockholder is a party. Except for the FINRA Approval, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by such Stockholder of this Agreement or any related agreement to which the Stockholder is a party or the consummation by such Stockholder of the transactions contemplated hereby or thereby.

(d) **Brokers**. The Stockholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than BD Marketing. Stockholder shall pay all fees owed to BD Marketing as a result of this transaction.

(e) **Representation by Legal Counsel**. The Stockholder has been advised by legal counsel in connection with the negotiation and execution of this Agreement and the related agreements, if any.

(f) **Knowledge of Claims**. The Stockholder, the Parent and their respective affiliates and agents, in their capacities as a stockholders, directors, officers and/or employees of the Company, have no knowledge of any claims that he, she or it may have as a stockholder, director, officer or employee of the Company against the Company, Purchaser, or any of their respective officers, directors, stockholders, agents successors or assigns.

3.3 **Representations and Warranties of Purchaser**. Purchaser represents and warrants to the Stockholder as follows:

(a) **Organization; Good Standing; Qualification and Power**. Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser has delivered to the Company true and complete copies of the Charter and by-laws of the Purchaser.

(b) **Authority**. The execution, delivery and performance by Purchaser of this Agreement and any related agreements to which it is a party and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will have been duly authorized at the Closing Date by all necessary corporate action on the part of Purchaser. This Agreement and each of the related agreements, if any, to which Purchaser is a party are valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regardless of whether such enforceability is considered a proceeding in law or equity. Neither the execution, delivery and performance by Purchaser of this Agreement and any related agreements to which Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will in any material respect (A) conflict with, (B) result in any violations of, (C) cause a material default under (with or without due notice, lapse of time or both), (D) give rise to any material right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or (E) result in the material creation of any Encumbrance on or against any assets, rights or property of Purchaser under any term, condition or provision of (x) any material instrument or agreement to which Purchaser is a party, or by which Purchaser or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to Purchaser or any of its properties, assets or rights or (z) Purchaser's Charter, by-laws or organizational documents, as amended through the Closing Date, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Related Agreement to which Purchaser is a party.

(c) **Brokers**. Neither the Purchaser, nor any of the officers, directors, securityholders, employees or agents of the Purchaser, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

(d) **Board Approval**. The Board of Directors of the Purchaser has unanimously approved this Agreement and each of the Related Agreements to which the Purchaser is a party and the transactions contemplated hereby and thereby.

ARTICLE 4

PARENT GUARANTY

Parent hereby irrevocably, absolutely and unconditionally guarantees to Purchaser and the Company and their affiliates and agents and their respective successors and assigns, the full performance of Stockholder's and its affiliates obligations hereunder. Such guaranty is a guaranty of performance, and not merely a guaranty of payment.

ARTICLE 5

CLOSING ACTIONS; DELIVERABLES

5.1 Actions Being Taken At or Prior to Closing. The Purchaser's obligation to purchase the Common Stock at the Closing is subject to the fulfillment on or before such Closing Date of each of the following conditions, unless waived by such Purchaser:

(a) **Stockholder Approval**. This Agreement and the related agreements (to the extent required) shall have been duly and validly approved and adopted by the stockholders of the Company in accordance with the Delaware Statute and the Company's Charter and the amended and restated by laws ("Stockholder Action").

(b) **Approvals**. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(c) **Legal Action**. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

(d) **Legislation**. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

(e) **Representations and Warranties**. Each representation and warranty made by the Stockholder contained herein that is qualified by materiality shall be true and correct, and each representation and warranty made by the Stockholder contained herein that is not qualified by materiality shall be true and correct in all material respects, in each case on and as of the Closing Date. The Stockholder shall have performed or complied in all material respects with all covenants, agreements and conditions herein required to be performed or complied with by the Company on or prior to such Closing Date.

(f) **Company Material Adverse Effect**. Since the Execution Date, no event, occurrence or development shall have occurred that could reasonably be expected to have,

individually or in the aggregate with other events, occurrences or developments, a Company Material Adverse Effect.

(g) **FINRA Approval**. The Stockholder and/or the Company shall have received written approval from FINRA for the change of ownership contemplated hereunder and provided a copy thereof to the Purchaser (the "FINRA Approval"). The Purchaser and the Stockholder each hereby agree to cooperate and use their best efforts to obtain FINRA Approval as expediently as possible. Each of the parties hereby acknowledges and agrees that time is of the essence in regard to obtaining FINRA Approval. Notwithstanding the foregoing, it is acknowledged and agreed that the Purchaser shall take the leading role in the drafting and creation of any documents and/or forms required to obtain FINRA Approval, as well as, pay all filing fees and charges assessed by FINRA directly connected with the FINRA Approval and (ii) Purchaser shall cause the Company to respond to FINRA and submit any such documents and/or forms as promptly as possible.

5.2 **Deliverables to Purchaser; Actions Taken by the Company and the Stockholder**. The following documents and such other items are being delivered to Purchaser at or prior to Closing and the following actions are being taken at or prior to Closing:

(a) **Performance of Obligations of the Company and the Stockholder**. The Company and the Stockholder shall have performed the obligations required to be performed by it under this Agreement prior to or as of the Closing Date.

(b) **Authorization of Purchase and Sale**. All action necessary to authorize the execution, delivery and performance of this Agreement and the related agreements, if any, by the Company and the consummation of transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of the Company, and the Company and the Stockholder shall have full power and right to effect the sale of Company Stock on the terms provided herein.

(c) **Consents and Approvals**. Duly executed copies of all consents and approvals contemplated by this Agreement or the Company Disclosure Schedule, shall be delivered to Purchaser, in form and substance satisfactory to Purchaser.

(d) **Government Consents, Authorizations, Etc.** Copies of all consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Company of this Agreement and the related agreements and the consummation by the Company of the transactions contemplated hereby and thereby shall be delivered by the Company to Purchaser.

(e) **Resignation of Directors; Officers**. Resignations shall be delivered to Purchaser immediately prior to the Closing Date and effective as of the Closing Date for each of the officers and directors of the Company that the Purchaser requests provide such resignation.

(f) **Stock Certificates**. The Stockholder shall exchange his, her or its shares of Company Stock, along with a stock transfer power and Affidavit of Loss of stock certificate along with an indemnification provision reasonably acceptable to Purchaser for the Purchase Price.

(g) **Default Under Agreements.** The consummation of the transactions contemplated hereby is not causing the Company to be in default under any material agreement or instrument to which it is a party or by which it or any of its properties are bound, the result of which could have a Company Material Adverse Effect.

(h) **Certificate**. The Stockholder shall deliver a certificate executed by an authorized officer thereof certifying that the representations and warranties contained in Section 3.1 and 3.2 are accurate, true and complete as of the Closing Date and modified only by the Company Disclosure Schedule delivered by the Stockholder as of the Execution Date. Such certificate shall also certify the Closing Date Regulatory Capital Balance as of the time of the Closing.

5.3 Deliverables to the Company; Actions Taken by Purchaser. The following documents and other such items are being delivered to the Company at or prior to Closing and the following actions are being taken at or prior to Closing:

(a) **Representations and Warranties of Purchaser**. The representations and warranties of Purchaser set forth in Section 3.3 hereof shall be true and correct in all respects as of the date of this Agreement.

(b) **Performance of Obligations of Purchaser.** Purchaser shall have performed in all material respects its obligations required to be performed by them under this Agreement prior to or as of the Closing Date.

(c) **Certificate**. The Purcahser shall deliver a certificate executed by an authorized officer thereof certifying that the representations and warranties contained in Section 3.3 are accurate, true and complete as of the Closing Date and modified only by the Purchaser Disclosure Schedule delivered by the Purchaser as of the Execution Date.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality. The Company and the Stockholder acknowledge and recognize the highly competitive nature of the industry in which the Purchaser is involved and that, accordingly, in consideration of the premises contained herein, the consideration to be received hereunder and the direct and indirect benefits to the Company and the Stockholder of the transactions contemplated hereby, and in consideration of and as an inducement to Purchaser to enter into to this Agreement and to consummate the transactions contemplated hereby, from and after the Closing Date, the Company and the Stockholder shall not use or disclose to any person, any Confidential Information, for any reason or purpose whatsoever, nor shall it or they make use of any of the Confidential Information for its own purposes or for the benefit of any person except (i) in order to facilitate the fulfillment of such party's obligations hereunder, (ii) to Purchaser, (iii) as required by law or judicial process, (iv) as required to fulfill legal and regulatory obligations, if any or (v) to such party's attorneys, accountants, other advisors, officers, employees, directors and equityholders, as applicable, provided that such third party agrees to be bound by the confidentiality provisions hereof. For purposes of this Agreement, "Confidential Information" shall mean any non public or proprietary information, data or

techniques relating to the Company, the Purchaser or its affiliates or the Subject Business (other than information that is in the public domain at the time of receipt thereof by the Company or the Stockholder or otherwise becomes public other than as a result of the breach by the Company or the Stockholder of its agreement hereunder or is rightfully received from a third party without any obligation of confidentiality to Purchaser or the Company or is independently developed by the Company or the Stockholder) and the terms and conditions of this Agreement. As used herein, the term "Subject Business" shall mean (i) the business of the Company or such business as is reasonably related to the business of the Company or is reasonably based on its technology and (ii) the business of Purchaser or any of its affiliates.

ARTICLE 7

INDEMNIFICATION

7.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) "**Affiliate**" as to any person means any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such person.

(b) "**Indemnified Persons**" shall mean the Stockholder or the Purchaser, as applicable.

(c) "**Indemnifying Persons**" shall mean the Stockholder or the Purchaser, as applicable.

(d) "**Losses**" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 7.2 hereof.

(e) "**Purchaser Event of Indemnification**" shall mean the following:

(i) the untruth, inaccuracy or breach of any representation or warranty (or any facts or circumstances constituting any untruth, inaccuracy or breach) contained in Sections 3.3 of this Agreement, or in the Purchaser Disclosure Schedule, any Exhibit or Schedule hereto or any document delivered in connection herewith, or

(ii) the breach of any agreement or covenant of the Purchaser contained in this Agreement or in the Purchaser Disclosure Schedule, any Exhibit or Schedule hereto or any document delivered in connection herewith.

(iii) any claim, demand, liability or obligation sustained or suffered by the stockholders of the Company, or any of them, arising from or in connection with the action of the Purchaser required to approve the transactions contemplated by this Agreement, the Agreement and the related agreements.

(f) **"Purchaser Indemnified Persons"** shall mean and include Purchaser and its Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

(g) **"Purchaser Indemnifying Persons"** shall mean and the Purchaser and its, successors and assigns.

(h) **"Seller Event of Indemnification"** shall mean the following:

(i) the untruth, inaccuracy or breach of any representation or warranty (or any facts or circumstances constituting any untruth, inaccuracy or breach) contained in Sections 3.1 and 3.2 of this Agreement, or in the Company Disclosure Schedule, any Exhibit or Schedule hereto or any document delivered in connection herewith, or

(ii) the breach of any agreement or covenant of the Company or the Stockholder contained in this Agreement or in the Company Disclosure Schedule, any Exhibit or Schedule hereto or any document delivered in connection herewith.

(iii) any claim, demand, liability or obligation sustained or suffered by the Company or the Purchaser, or any of them, arising from or in connection with (A) the action of the Stockholder required to approve the transactions contemplated by this Agreement, the Agreement and the Related Agreements, or (B) any assertion of by any stockholder of the Company against the Company, Purchaser or any of them, of impropriety of the Company with respect to any actions or transactions of or involving the Company prior to or at the Closing Date (including without limitation, the actions and transactions contemplated by this Agreement and the Related Agreements).

(iv) any claim, demand, liability or obligation of any nature whatsoever which arose or was incurred on or before the Closing Date, or which was based on events occurring on or before the Closing Date, or which was based on products sold or services performed by the Company or the Stockholder on or before the Closing Date, notwithstanding that the date on which the claim, demand, liability or obligation may arise or become manifest is after the Closing Date, other than liabilities or obligations of the Company arising after the Closing Date under contracts and agreements entered into prior to the Closing Date that are disclosed on the Company Disclosure Schedule.

(i) **"Seller Indemnified Persons"** shall mean and include the Stockholder and their Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

(j) **"Seller Indemnifying Persons"** shall mean and include the Stockholder and its successors and assigns.

7.2 Seller Indemnification Generally.

(a) The Seller Indemnifying Persons shall jointly and severally indemnify the Purchaser Indemnified Persons from and against any and all Losses arising from or in connection with any Seller Event of Indemnification.

(b) Notwithstanding any of the foregoing, nothing contained in this Section 7.2 shall in any way limit, impair, modify or otherwise affect the rights of the Purchaser Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of Seller Indemnifying Persons in connection with any of such rights of the Purchaser Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Purchaser Indemnified Persons based upon an allegation or allegations that the Company and/or the Seller Indemnifying Persons, or any of them, had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Company and/or the Seller Indemnifying Persons, or any of them, had an intent to defraud or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or the transactions contemplated hereby or thereby (each a "Seller Fraud Claim").

7.3 Purchaser Indemnification Generally.

(a) The Purchaser Indemnifying Persons shall jointly and severally indemnify the Seller Indemnified Persons from and against any and all Losses arising from or in connection with any Purchaser Event of Indemnification.

(b) Notwithstanding any of the foregoing, nothing contained in this Section 7.3 shall in any way limit, impair, modify or otherwise affect the rights of the Seller Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of Purchaser Indemnifying Persons in connection with any of such rights of the Seller Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Seller Indemnified Persons based upon an allegation or allegations that the Purchaser Indemnifying Persons, or any of them, had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Purchaser Indemnifying Persons, or any of them, had an intent to defraud or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or the transactions contemplated hereby or thereby (each a "Purchaser Fraud Claim" and together with the Seller Fraud Claims, each a "Fraud Claim").

7.4 Notice and Defense of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

(a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as

aforesaid to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim).

(b) The Indemnified Persons shall defend at the cost and expense of the Indemnifying Party, any Third Party Claims with counsel of their own choosing, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims. The Indemnifying Persons, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.?

7.5 Survival of Representations and Warranties. The representations and warranties of the Company and Stockholder in Section 3.1 and 3.2 and of the Purchaser in Section 3.3 shall survive the Closing Date for a period of one (1) year following the Closing Date; provided, however the representations and warranties of the Company and Stockholder in Sections 3.1(f), 3.1(m) and 3.1(n) hereof shall survive the Closing Date for a period of three (3) years following the Closing Date; provided, further however, the representations and warranties of the Company and Stockholder in Section 3.1(c) hereof shall survive indefinitely. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the "Survival Date." No third party (including, without limitation, the Stockholder or anyone acting on behalf of any thereof) other than the Purchaser Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties contained herein and no such third party shall have any rights of contribution against the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article 7 or otherwise.

ARTICLE 8

MISCELLANEOUS

8.1 Expenses. As used in this Agreement, "Transaction Costs" shall mean, with respect to any party, all actual, out-of-pocket expenses (including, without limitation, any brokerage or finders fees, attorney's fees and expenses and investment banking fees) incurred by such party to third parties, in connection with this Agreement and all other transactions provided for herein and therein; but shall not in any event include general overhead; the time spent by employees of such party internally; postage, telephone, telecopy, photocopy and delivery expenses; permit and filing fees; and other non-material expenses that are incidental to the ordinary course of business. Each party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that after the consummation of the transactions contemplated hereby, (i) Purchaser shall bear all Transaction Costs of Purchaser , (ii) the Stockholder shall bear all Transaction Costs of the Stockholder and the Company, if any.?

8.2 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits attached hereto) and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto, including without limitation the Letter of Intent.

8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by telecopier, with confirmation as provided above addressed as follows:

(i) if to Purchaser, to:

Bonds.com Holdings, Inc.
1515 S. Federal Highway
Suite 212A
Boca Raton, FL 33432
Attention: Chief Executive Officer
Fax: 561-526-7817

with a copy to:

David Becker, Esq.
Rele & Becker, LLC
1375 Broadway
Suite 1400
New York, NY 10018
Fax: (646) 390-8000
with a copy to:

(ii) if to the Stockholder,

Hanover Capital Partners 2, Ltd.
200 Metroplex Drive, Suite 100
Edison, New Jersey 08817
Attention: John A. Burchett, President and CEO
CC: Suzette Berrios, Vice President and General Counsel
Fax: (732) 548-0286

(iii) if to the Parent,

Hanover Capital Mortgage Holdings, Inc.
200 Metroplex Drive, Suite 100

Edison, New Jersey 08817
Attention: John A. Burchette, President and CEO
CC: Suzette Berrios, Vice President and General Counsel
Fax: (732) 548-0286

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission or telecopier upon confirmed receipt and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

8.5 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

8.7 Benefits of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto; provided further, however, that any of the rights granted to and obligations of Purchaser under this Agreement (other than the payment of the Purchase Price) may also be exercised or performed by any entity controlled by or under common control with Purchaser (each, a "Purchaser Affiliate"); provided that such Purchaser Affiliate agrees to be bound by all of the applicable provisions hereof governing such exercise or performance and that the Company and Stockholder promptly receive written notice of any such exercise or performance.

8.8 Termination. This Agreement may be terminated by either party without any penalty or charge in the event that: (i) the Closing has not occurred for any reason prior to November 1, 2007, (ii) any representation or warranty contained herein by the other party is not true, complete and correct, in any material respect, as of the Execution Date and/or the Closing Date, (iii) the occurrence of a Company Material Adverse Effect, this Agreement may be terminated by Purchaser without any penalty or charge. Such termination shall be in addition to any remedies otherwise available to the Purchaser hereunder.

8.9 Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.10 Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Purchaser and the Stockholder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.11 No Third Party Beneficiaries. Except as set forth in Section 7.4, nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

8.12 Consents. Except as otherwise expressly provided in this Agreement, any consent or approval of Purchaser requested or permitted hereunder may be given or withheld in Purchaser's reasonable discretion.

8.13 Interpretation. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor of, or against, any party.

8.14 No Joint Venture. No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party's behalf except as may be expressly permitted hereunder or in writing by such other party. Each party hereto shall be solely responsible for the actions of all its respective employees, agents and representatives.

8.15 Specific Performance. The transactions contemplated by this Agreement are unique transactions and any failure on the part of the Company and the Stockholder to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause Purchaser irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to Purchaser for a breach or threatened breach of this Agreement, Purchaser will be entitled to specific performance of this Agreement upon any breach by the Company or the Stockholder, and to an injunction restraining any such party from such breach or threatened breach.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first above written.

BONDS.COM HOLDINGS, INC.

By: ______________________________
Name:
Title:

HANOVER CAPITAL PARTNERS 2, LTD.

By: ______________________________
Name: John A. Burchett
Title: Chairman + CEO

With respect to Article IV hereof only:

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By: ______________________________
Name: John A. Burchett
Title: Chairman, President + CEO

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first above written.

BONDS.COM HOLDINGS, INC.

By: John J Barry IV
Name: JOHN J. BARRY IV
Title: CEO / PRESIDENT

HANOVER CAPITAL PARTNERS 2, LTD.

By: ______________________
Name:
Title:

With respect to Article IV hereof only:

HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

By:______________________
Name:
Title:

Exhibit B

Individual Registered Representatives

John Adam Burchett	NY, NJ
Luther Lynn Shelby	
James Calvin Strickler Jr.	NY
Irma Nidia Tavares	

And such additional individuals selected by Purchaser and registered in accordance with the provisions of Section 5.1(g) hereof

Exhibit C

Entity Registration

New Jersey, New York, Ohio and such additional jurisdictions selected by Purchaser and registered in accordance with the provisions of Section 5.1(g) hereof.

COMPANY DISCLOSURE SCHEDULES
TO THE STOCK PURCHASE AGREEMENT,
DATED AUGUST 21, 2007,
BY AND AMONG BONDS. COM HOLDINGS, INC., HANOVER CAPITAL PARTNERS 2, LTD. AND HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

Nothing herein constitutes an admission of liability or obligation of the Company or an admission against the Company's interest. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

Section 3.1(a)
Organization; Good Standing: Qualification and Power (Jurisdictions)

Delaware

New York

Section 3.1(f)
Absence of Undisclosed Liabilities

Miscellaneous liabilities to unrelated third parties which in the aggregate do not exceed $1,000 and are identified to Purchaser in writing by Stockholder prior to the Closing.

Section 3.1(i)
Title to Assets, Properties and Rights and Related Matters (Encumbrances)

None

Section 3.1(k)
Agreements

Introducer Agreement with D. F. Man International, Inc. dated November 29, 2000.

Agreement with Broker Dealer Markets dated relating to the sale of the Company.

Consulting Agreement with Lynn Shelby Agreement Mr. Shelby shall, at the request of Purchaser, waive payments owed thereunder after Closing Date.

Section 3.1(o)
Licenses

Section 3.1(q)
Insurance

Fidelity Bond with National Union Fire Insurance Company of Pittsburgh. Policy Number 5692470.

Section 3.1(r)
Bank Accounts; Powers of Attorney

1) Bank of America Acct. # 009481531996

2) Man Securities Good Faith Clearance Account
Acct. # 3560835/Broker number # 90020007

3) CRD Account